                                                                     Exhibit 2.6

                        PRINCIPAL STOCKHOLDERS AGREEMENT

                          CONTAINING A VOTING AGREEMENT


                                  BY AND AMONG


                              TLL PARTNERS, L.L.C.

                                GM HOLDINGS, LLC

                             RAINBOW RESOURCES, INC.

                               ROBERT M. MCMURREY

                                       AND

                                J. KERNAN CROTTY


                            DATED AS OF MAY 17, 2002

                        PRINCIPAL STOCKHOLDERS AGREEMENT

     This PRINCIPAL STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of May
                                                  ---------
17th 2002, by and among TLL Partners, L.L.C., a Delaware limited liability company (the "Purchaser"), GM Holdings, LLC, a Tennessee limited liability company ("Holdings"), Rainbow Resources, Inc., a Delaware corporation ("Rainbow"), Robert M. McMurrey, an individual resident in the State of Texas, and J. Kernan Crotty, an individual resident in the State of Texas, each being stockholders (each of the foregoing are sometimes referred to herein individually as a "Stockholder" and collectively as "Stockholders") of Teletouch Communications, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, Purchaser, Holdings and the Company propose to enter into a Restructuring Agreement dated as of the date hereof (the "Restructuring Agreement"); and

     WHEREAS, prior to the execution and delivery of this Agreement by any party hereto, Purchaser has purchased: (a) from CIVC Partners I, a Delaware partnership, 295,649 shares of Common Stock and (b) from Continental Illinois Venture Corporation, a Delaware corporation, warrants to purchase 2,660,840 shares of Common Stock (collectively, the "Purchased Shares"); and

     WHEREAS, as of the date hereof, each Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and each Stockholder is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.001 per share of the Company (the "Common Stock") set forth opposite the Stockholder's name on Annex A hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of the Company affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by the Stockholders during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the Stockholder's "Subject Shares"); and
                   --------------

     WHEREAS, as a condition to the willingness of the Purchaser, Holdings and the Company to enter into the Restructuring Agreement, and as an inducement and in consideration therefor, each of the parties thereto has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1       Definitions. For purposes of this Agreement, capitalized terms used
          -----------
and not defined herein shall have the respective meanings ascribed to them in the Restructuring Agreement.

                                    ARTICLE 2
                                VOTING AGREEMENT

2.1       Agreement to Vote the Subject Shares. Each Stockholder, in its
          ------------------------------------
capacity as such, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of
 -------------
the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, the Stockholders shall vote (or cause to be voted) their Subject Shares (x) in favor of the approval of the terms of the Company Stockholder Authorizations and each of the other transactions contemplated by the Restructuring Agreement (and any actions required in furtherance thereof) at every meeting of the stockholders of the Company (or in connection with any written consent) at which such matters are considered and at every adjournment thereof, (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Restructuring Agreement or of the Stockholders under this Agreement, and (z) except as otherwise agreed to in writing in advance by the parties hereto, against the following actions or proposals (other than the transactions contemplated by the Restructuring Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries (each of the actions in clauses (i) or
(ii), a "Business Combination"); and (iii) (A) any change in the persons who
         --------------------
constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Restructuring Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each of the Stockholders agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Restructuring Agreement. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under
Section 2.18(c) of the Delaware General Corporation Law for the duration of the Voting Period.

2.2       Legend. Each Stockholder shall promptly cause the following legend to
          ------
be conspicuously noted on each certificate representing its Subject Shares:

     "The shares represented by this certificate are subject to a Principal Stockholders Agreement dated as of May __, 2002. The Principal Stockholders Agreement restricts the transferability of the shares represented by this certificate and includes a voting agreement to vote the shares represented by this certificate."

                                    ARTICLE 3
                                    COVENANTS

3.1       Generally. During the Voting Period, except for pledges in existence
          ---------
as of the date hereof, each Stockholder agrees that, except as contemplated by the terms of this Agreement, it shall not: (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Subject Shares; (ii) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of its Subject Shares into a voting trust or enter into a voting agreement with respect to any of its Subject Shares; and (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its respective obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent a Stockholder from assigning or transferring any Subject Shares beneficially owned by such Stockholder to any trust, estate, family partnership, foundation or charitable organization or any of its members (a "Permitted Transferee") if such Permitted Transferee agrees in writing to be bound by all of the provisions of this Agreement as a Stockholder hereunder.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each of the Stockholders hereby represents and warrants (such representations and warranties being made by each such Stockholder as to such Stockholder and such Stockholder's Subject Shares only and not as to any other Stockholder or any other Stockholder's Subject Shares)to each other Stockholder as follows (provided, however, that the representation and warranty made in Section 4.5 is made only by Purchaser):

4.1       Due Authority. Each Stockholder has the capacity to execute and
          -------------
deliver this Agreement and to consummate the transactions contemplated hereby.

4.2       Ownership of Shares. Each Stockholder legally or beneficially owns the
          -------------------
number of shares of Common Stock set forth opposite such Stockholder's name on Annex A hereto. The number of shares of Common Stock set forth opposite such Stockholder's name on Annex A hereto are all of the shares of Common Stock legally or beneficially owned by such Stockholder. Each Stockholder has sole voting power and sole power of disposition, in each case with respect to all of shares of Common Stock set forth opposite such Stockholder's name on Annex A hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on Annex A.

4.3       No Conflicts. (i) No filing with any governmental authority, and no
          ------------
authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholders, the consummation by the Stockholders of the transactions contemplated hereby or compliance by the Stockholders with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which either Stockholder is a party or by which either Stockholder or any of his or her Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect the Stockholder's ability to perform its obligations under this Agreement.

4.4       Reliance. Each Stockholder understands and acknowledges that the
          --------
Company and each other Stockholder party to the Restructuring Agreement is entering into the Restructuring Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

4.5       Title to Purchased Shares. Purchaser represents and warrants that the
          -------------------------
transfer by CIVC Partners I of the Purchased Shares to Purchaser has passed to and unconditionally vested in Purchaser good and valid title to all of the Purchased Shares, free and clear of all claims, liens, restrictions, limitations and encumbrances whatsoever, other than as contemplated by this Agreement or the Restructuring Agreement.

                                    ARTICLE 5
                                  MISCELLANEOUS

5.1       Stockholder Capacity. No Stockholder executing this Agreement who is
          --------------------
or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each such Stockholder executes this Agreement solely in his or her capacity as the record holder or beneficial owner of his or her Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of the Company.

5.2       Publication. Each Stockholder hereby permits the Company to publish
          -----------
and disclose0in the proxy statement (including all documents and schedules filed with the Securities and Exchange Commission) such Stockholder's identity and ownership of shares of Common Stock and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

5.3       Further Actions. Each of the parties hereto agrees that it will use
          ---------------
its best commercial efforts to do all things necessary to effectuate this Agreement.

5.4       Entire Agreement. This Agreement contains the entire understanding of
          ----------------
the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

5.5       Binding Effect; Benefit; Assignment. This Agreement shall inure to the
          -----------------------------------
benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.

5.6       Amendments, Waivers, etc. This Agreement may not be amended, changed,
          ------------------------
supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

5.7       Notices. All notices, requests, demands, waivers and other
          -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), to the address set forth immediately beside such Stockholder's name on Annex A or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

5.8       Specific Enforcement. The parties agree that irreparable damage would
          --------------------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

5.9       Remedies Cumulative. All rights, powers and remedies provided under
          -------------------
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.10      No Waiver. The failure of any party hereto to exercise any right,
          ---------
power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

5.11      Governing Law. This agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware.


5.12      Headings. The descriptive headings of this Agreement are inserted for
          --------
convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

5.13      Counterparts; Facsimiles. This Agreement may be executed in several
          ------------------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original and shall be binding upon the party transmitting such signature without limitation.

5.14      Termination. This Agreement shall terminate, and no Stockholder shall
          -----------
have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the mutual consent of the Stockholders; (b) the first anniversary of the date of this Agreement; (c) the Closing; or (d) the termination of the Restructuring Agreement; provided that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement.

                            [Signature page follows]

     IN WITNESS WHEREOF, each Stockholder has caused this Agreement to be duly executed as of the day and year first above written.

                                     TLL PARTNERS, L.L.C.


                                     By:  __________________________________
                                          Name:  Robert M. McMurrey
                                          Title: President

                                     GM HOLDINGS, LLC


                                     By:  __________________________________
                                          Name:
                                          Title: Manager


                                     RAINBOW RESOURCES, INC.


                                     By:  _____________________________________
                                          Name:  Robert M. McMurrey
                                          Title: President


                                     ______________________________________
                                     Robert M. McMurrey


                                     ______________________________________
                                     J. Kernan Crotty

                                     ANNEX A
                       LIST OF STOCKHOLDERS AND OWNERSHIP

                                 OF COMMON STOCK

--------------------------------------------------------------------------------------
     Stockholders               Address                         Number of Shares of
                                                                 Common Stock as of
                                                                     May __, 2002
--------------------------------------------------------------------------------------
TLL Partners, L.L.C.      TLL Partners, L.L.C.                        295,649
                          110 North College
                          Suite 200
                          Tyler, Texas 75702
                          Attn: Robert M. McMurrey
--------------------------------------------------------------------------------------
GM Holdings, LLC          GM Holdings, LLC                            405,276
                          c/o John C. Maggart
                          Aintree Capital
                          201 Fourth Avenue North
                          Nashville, Tennessee 37219
                          Telecopier: 615-782-4111
--------------------------------------------------------------------------------------
Rainbow Resources, Inc.   Rainbow Resources, Inc.                    1,200,000
                          c/o Teletouch Communications, Inc.
                          110 North College
                          Suite 200
                          Tyler, Texas 75702
                          Attn: Robert M. McMurrey
--------------------------------------------------------------------------------------
Robert M. McMurrey        Robert M. McMurrey                          38,942
                          c/o Teletouch Communications, Inc.
                          110 North College
                          Suite 200
                          Tyler, Texas 75702
--------------------------------------------------------------------------------------
J. Kernan Crotty          J. Kernan Crotty                           ________
                          c/o Teletouch Communications, Inc.
                          110 North College
                          Suite 200
                          Tyler, Texas 75702
--------------------------------------------------------------------------------------

                                      -8-